Exhibit 4.1

Letter of Commitment

(Unofficial English Translation Solely for Convenience)

To: Shandong SNTON Optical Materials Technology Co., Ltd. (the “Shandong SNTON”)

Fuwei Films (Shandong) Co., Ltd. (the “Fuwei Shandong”) has a series of outstanding loans from Bank of Communications Co. Ltd. with due dates indicated below:

(i)	RMB20.0 million due on April 2, 2014;

(ii)	RMB20.0 million due on April 11, 2014;

(iii)	RMB25.0 million due on April 16, 2014;

(iv)	RMB20.0 million due on April 18, 2014;

(v)	RMB20.0 million due on April 24, 2014.

The total aggregate amount of the loans is RMB105.0 million, which Shandong SNTON will repay on behalf of the Fuwei Shandong with its own capital as a loan to Fuwei Shandong. Therefore, Fuwei Shandong hereby agrees to the following:

1.	The loan obtained from Shandong SNTON will be used solely for the purpose of paying off five short-term loans due to Bank of Communication Co. Ltd.

2.	Shandong Fuwei will return this amount to Shandong SNTON upon obtaining a loan from Bank of Communications Co., Ltd.

3.	Prior to repayment of this amount to Shandong SNTON, this amount shall be guaranteed by a corresponding mortgage to Bank of Communications Co., Ltd.

Legal Representative (signature)

Fuwei Films (Shandong) Co., Ltd. (chop)

April 1, 2014